Exhibit 99.B(h)(13)(b)

SECOND AMENDMENT TO

PARTICIPATION AGREEMENT

THIS AMENDMENT is made this 1st day of March, 2022.

WHEREAS, The Lincoln National Life Insurance Company (“Company”), Delaware Distributors, Inc. (“DDLP”) distributor for Ivy Variable Insurance Portfolios, and Ivy Variable Insurance Portfolios (the “Ivy VIP”) entered into said Participation Agreement dated April 1, 2014, as amended, (the “Agreement”); and

WHEREAS, pursuant to that Consent to Assignment of Participation Agreement agreed to and accepted by Company dated March 31, 2021, Ivy Distributors, Inc. assigned all of its rights and obligations under the Agreement to DDLP, effective April 30, 2021; and

WHEREAS, the parties wish to amend the Agreement; and

WHEREAS, in accordance with Section 23 of the Agreement, DDLP and/or Ivy VIP may unilaterally amend Exhibit A to the Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth herein the Agreement shall be amended as follows:

1.                                      Exhibit A of the Agreement is hereby deleted in its entirety and replaced with Exhibit A, attached hereto.

2.                                      All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed the Amendment as of the date first above written.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

/s/ Benjamin Richer
Name: Benjamin Richer
Title: Sr. Vice President

DELAWARE DISTRIBUTORS, L.P.

/s/ David Brenner
By: David Brenner
Title: Senior Vice President

IVY VARIABLE INSURANCE PORTFOLIOS

/s/ Daniel Geatens
By: Daniel Geatens
Title: Head, US Fund Administration

EXHIBIT A

Variable Accounts of Company

Name	SEC File No.
Lincoln Life Variable Annuity Account N	811-08517
Lincoln Life Flexible Premium Variable Life Account M (Lincoln Lifegoals VUL	811-08557